Exhibit 99.1

N E W S R E L E A S E

CONTACT: Martina Linders                            FOR IMMEDIATE RELEASE
(312) 279-1430                            October 18, 2012

ELS Announces Tom Heneghan Will Become
Co-Vice Chairman and Marguerite Nader Will Become CEO

CHICAGO, IL - October 18, 2012 - Equity LifeStyle Properties, Inc. (NYSE:ELS) (the “Company” or “ELS”) announced today that the Company's Chief Executive Officer Thomas Heneghan has accepted an offer to become Chief Executive Officer of Equity International effective in February 2013, and thus will resign as CEO of the Company effective February 1, 2013. Marguerite Nader, the Company's current President and Chief Financial Officer, will be elevated to and assume all the duties of President and CEO of the Company effective February 1, 2013.
Mr. Heneghan will remain CEO of the Company until February 1, 2013, and will work with Ms. Nader and the Board to implement a seamless transition. Mr. Heneghan, who has also served on the Company's Board of Directors since 2004, will remain a member of the Board and, effective February 1, 2013, will become Co-Vice Chairman of the Board along with the Company's current Vice Chairman Howard Walker.
Paul Seavey, who has worked for the Company since 1994 and currently serves as the Company's Senior Vice President of Finance and Treasurer, has been appointed Senior Vice President, Chief Financial Officer and Treasurer effective immediately, and assumes all of Ms. Nader's responsibilities as CFO. During his tenure with ELS, Mr. Seavey has had responsibility for managing the Company's capital structure, including secured and unsecured debt agreements, equity offerings and the recent preferred stock exchange offer, as well as for managing tax, accounting and financial planning.
Patrick Waite will join the Company in February 2013 as Senior Vice President of Operations. Mr. Waite has extensive experience in the manufactured housing industry, in which he has worked for almost 20 years, most recently serving as Senior Vice President of American Residential Communities (ARC). Among other significant experience in the industry, Mr. Waite also previously was ELS's Director of Acquisitions, and was Vice President of Riverside Communities.
Sam Zell, the Chairman of the Company's Board of Directors, commented, “For almost two decades Tom Heneghan has provided outstanding leadership and service to this Company, and we cannot thank him enough for all that he has accomplished. Tom will continue to serve the Company, becoming Co-Vice Chairman of the Board, to provide on-going guidance to the management team. We are also grateful for the deep well of management talent that

Exhibit 99.1

Tom has groomed to seamlessly step into new leadership roles at the Company. Marguerite Nader has made great contributions to the Company over the last twenty years and has proven to be an outstanding leader and executive. I have complete confidence in the ability of the senior management team to continue the Company's long-standing stable performance and growth.”
This report includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. When used, words such as “anticipate,” “expect,” “believe,” “project,” “intend,” “may be” and “will be” and similar words or phrases, or the negative thereof, unless the context requires otherwise, are intended to identify forward-looking statements and may include, without limitation, information regarding the Company's expectations, goals or intentions regarding the future, and the expected effect of the recent acquisitions on the Company. These forward-looking statements are subject to numerous assumptions, risks and uncertainties, including, but not limited to:

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the Company's ability to control costs, real estate market conditions, the actual rate of decline in customers, the actual use of sites by customers and its success in acquiring new customers at its Properties (including those that it may acquire);

•	the Company's ability to maintain historical rental rates and occupancy with respect to Properties currently owned or that the Company may acquire;

•	the Company's ability to retain and attract customers renewing, upgrading and entering right-to-use contracts;

•	the Company's assumptions about rental and home sales markets;

•	the Company's ability to manage counterparty risk;

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in the age-qualified Properties, home sales results could be impacted by the ability of potential homebuyers to sell their existing residences as well as by financial, credit and capital markets volatility;

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results from home sales and occupancy will continue to be impacted by local economic conditions, lack of affordable manufactured home financing and competition from alternative housing options including site-built single-family housing;

•	impact of government intervention to stabilize site-built single family housing and not manufactured housing;

•	effective integration of the recent acquisitions and the Company's estimates regarding the future performance of recent acquisitions;

•	unanticipated costs or unforeseen liabilities associated with the recent acquisitions;

•	ability to obtain financing or refinance existing debt on favorable terms or at all;

•	the effect of interest rates;

•	the dilutive effects of issuing additional securities;

•	the effect of accounting for the entry of contracts with customers representing a right-to-use the Properties under the Codification Topic “Revenue Recognition;” and

•	other risks indicated from time to time in the Company's filings with the Securities and Exchange Commission.

Exhibit 99.1

These forward-looking statements are based on management's present expectations and beliefs about future events. As with any projection or forecast, these statements are inherently susceptible to uncertainty and changes in circumstances. The Company is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements whether as a result of such changes, new information, subsequent events or otherwise.
Equity LifeStyle Properties, Inc. owns or has an interest in 382 quality properties in 32 states and British Columbia consisting of 141,077 sites. The Company is a self-administered, self-managed, real estate investment trust (REIT) with headquarters in Chicago.